Exhibit 3

PROMISSORY NOTE

$3,058,326	April 26, 2012

WHEREAS, Cyrenaic Pharmaceutcals, Inc., a Delaware corporation (the “Company”) has agreed to sell 2,825,000 shares of Company stock (“Restricted Stock”) to Maker, pursuant to that certain Subscription Agreement, dated as of the date hereof (the “Grant Agreement”);

WHEREAS, pursuant to the terms of the Grant Agreement, Maker has agreed to purchase the Restricted Stock for a purchase price of $1.063766 per share, for an aggregate purchase price of $3,058,326;

WHEREAS, the Company has agreed to loan Maker the amount necessary to cover the purchase price due in connection with the purchase of Restricted Stock (the “Loan”); and

WHEREAS, Maker and the Company have agreed to enter into this Promissory Note (this “Note”) effective as of the date hereof (the “Effective Date”) to memorialize the payment terms with respect to the Loan and certain terms and conditions set forth below.

FOR VALUE RECEIVED, the undersigned Maker, residing at NAT Services 2 rue de Jargonnant 1207 Geneva, Switzerland promises to pay to the order of the Company the principal sum of $3,058,326 plus interest upon the terms and conditions specified in this Note set forth below:

1.                                      Principal and Accrual of Interest.  Subject to Section 5 below, the entire principal amount of this Note and all accrued but unpaid interest described herein, shall be due on February 28, 2014 (the “Maturity Date”).  Payment of principal and all accrued but unpaid interest thereon shall be made in one lump sum on the Maturity Date.  Interest shall accrue on the outstanding principal amount of this Note at a rate equal to the applicable federal rate in effect on the Effective Date, which rate is fixed as of the date of execution of this Note and will not be adjusted and which Maker and the Company acknowledge is 0.19% per annum, calculated quarterly, on the outstanding balance under this Note from the execution date of this Note until this Note is paid in full.

2.                                      Application of Payment.  Payment on this Note shall be made in lawful tender of the United States, without notice from the Company.  Unless designated otherwise in a writing that accompanies any payment made under this Note, payment received by the Company shall be applied first to any accrued and unpaid interest (if any) due on this Note and, then, the balance to principal.  Prepayment of the principal balance of this Note, together with all accrued and unpaid interest, may be made at any time in whole or in part, without penalty upon at least five (5) days’ prior written notice to the Company.

3.                                      Off Set of Obligations under the Grant Agreement.  In lieu of payment of cash, Maker shall be entitled to offset any amounts owed to Maker in connection with Company re-purchasing the Restricted Stock under the Grant Agreement.

4.                                      Pledge of Collateral.  Maker hereby pledges to the Company the Restricted Stock granted to Maker under the Grant Agreement to secure the satisfaction by Maker of all its obligations (recourse and non-recourse) to the Company under this Note (the “Pledged Shares”).  All applicable provisions of the Uniform Commercial Code shall apply to and be deemed to govern this pledge.

5.                                      Events of Acceleration.  Notwithstanding anything to the contrary, the entire unpaid principal sum of this Note, and all interest accrued thereon, shall become immediately due and payable upon one or more of the following events:

(a)                                 Upon Remy Luthringer, the sole stockholder of Maker, voluntarily ceasing to be employed by, or provide services to, the Company for any reason or for no reason, or the Company terminating or not renewing any employment or consulting arrangement with Remy Luthringer for cause , Maker shall be required to pay in a lump sum within thirty (30) days of such termination of employment or service, the principal balance due under this Note and accrued interest thereon;

(b)                                 Upon an acquisition of the Company by another entity by means of any transaction (including, without limitation, any stock acquisition, reorganization, merger or consolidation) or a sale of all or substantially all of the assets of the Company (including, for purposes of this section, the exclusive license or sale of intellectual property rights which, in the aggregate, constitute substantially all of the Company’s material assets) (collectively, a “Sale Transaction”), Maker shall be required to pay in a lump sum within two (2) days following the date of entering into an agreement for such Sale Transaction the principal balance due under this Note and accrued interest thereon;

(c)                                  Upon the insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker, or the attachment of or execution against any property or assets of the Maker;

(d)                                 Upon exercise of the Put Option (as defined in the Grant Agreement) by the Maker.

6.                                      Collection.  If action is instituted to collect this Note, and the Company prevails in such action, the Maker agrees that the Company shall be entitled to receive from Maker, and Maker promises to pay to the Company, all costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with such action.

7.                                      Waiver.  The following provisions governing waivers shall be in effect for purposes of this Note:

(a)                                 No previous waiver and no failure or delay by the Company in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note.

(b)                                 A waiver of any term of this Note or of any of the obligations secured thereby must be made in writing by a duly-authorized officer of the Company and shall be limited to the express terms of such waiver.

(c)                                  The Maker hereby waives presentment, demand for payment, notice of dishonor, default or delinquency, notice of acceleration, notice of protest and non-payment, notice of costs, expenses or losses and interest thereon, notice of interest on interest, and diligence in taking any action to collect any sums owing under this Note.

(d)                                 The Maker agrees to make all payments under this Note without set-off of deduction and regardless of any counterclaim or defense

8.                                      Assignment.  This Note shall be binding on the Maker and the Maker’s personal representatives, heirs and legatees, and shall be binding upon and inure to the benefit of the Company, any future holder of this Note and their respective successors and assigns.  The Maker may not assign or transfer this Note or any of the Maker’s obligations hereunder.  The Company may assign or transfer this Note to any third party upon written notice to Maker.

9.                                      Entire Agreement; Conflicting Agreements.  This Note and the Grant Agreement contain the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations with respect thereto.  This Note may be changed, modified or terminated only by an agreement in writing executed by both Maker and the Company.   In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by this Note, the terms of this Note shall control.

10.                               Cancellation.  After all principal and accrued interest at any time owed on this Note have been paid in full, this Note shall be surrendered to Maker for cancellation and shall not be reissued.

11.                               Governing Law.  This Note shall be construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles.

12.                               Jurisdiction.  Maker agrees that he submits to the jurisdiction of the state and federal courts within the State of Delaware for all purposes under this Note, and that any legal action arising under this Note, including any action to collect this Note, shall be resolved by such courts.

13.                               CONFESSION OF JUDGMENT.  MAKER IRREVOCABLY AUTHORIZES AND EMPOWERS ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD TO APPEAR FOR AND CONFESS JUDGMENT AGAINST MAKER FOR SUCH SUMS AS ARE DUE AND OWING UNDER THIS NOTE, WITH OR WITHOUT DECLARATION.  THE MAKER FULLY AND COMPLETELY UNDERSTANDS THE RIGHTS WHICH ARE BEING GIVEN UP IF THE MAKER SIGNS THIS NOTE CONTAINING THIS CONFESSION OF JUDGMENT, THE MAKER FREELY, KNOWINGLY AND VOLUNTARILY WAIVES SAID RIGHTS AND CHOOSES TO SIGN THIS NOTE.

14.                               Severability.  The invalidity, illegality or unenforceability of any provision of this Note shall not affect or impair the validity, legality or enforceability of the remainder of this Note, and to this end, the provisions of this Note are declared to be severable.

15.                               Notice.  All notices, requests, demands and other communications to be given pursuant to this Note shall be in writing and shall be deemed to have been duly given if delivered by hand or overnight courier or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the party to receive notice at its or his respective address set forth in the first paragraph of this Note or such other address as such party shall have designated by notice in writing to the other party in accordance with this Section 15.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Maker has executed this Note as of the date first written above, and has fully read the terms and conditions of this Note, along with all waivers set forth in this Note, prior to signing this Note and fully understands its contents.

MAKER

Wint2felden Holding SA

By:	/s/ Remy Luthringer
Name: Remy Luthringer
Title: President